Exhibit 99.1
THE LOVESAC COMPANY REPORTS SECOND QUARTER FISCAL 2027 FINANCIAL RESULTS

Q2 Net Sales Increased to $161.2M
Record Product Launches On Track for Second Half FY27

STAMFORD, Conn., September 10, 2026 (GLOBE NEWSWIRE) -- The Lovesac Company (Nasdaq: LOVE) (“Lovesac” or the “Company”), the Designed for Life home and technology brand best known for its Sactionals, The World's Most Adaptable Couch, today announced financial results for the second quarter of fiscal 2027, which ended August 2, 2026.

Shawn David Nelson, Chief Executive Officer, stated, “Second quarter results reflected a record Q2 performance and came in within our guidance range against a choppy category backdrop. We continued to do what Lovesac has done throughout this cycle: execute with discipline, build the brand, and invest in innovation to drive long-term results. The high end of our business remained a clear source of strength, with resilience building as customers configure larger setups and add value enhancers like Reclining Seat, Lovesoft and Storage. While the environment remains dynamic, we are appropriately measured in our outlook for the balance of the year. We enter the back half in a position of real financial strength, with no debt and a strong cash position. In addition, we are underway with our most prolific year of new product introductions - a roadmap we believe will build through the second half and meaningfully strengthen our position entering fiscal 2028.”

Key Measures for the Thirteen and Twenty-Six Weeks Ended August 2, 2026:
(Dollars in millions, except per share amounts. Dollar and percentage changes may not recalculate due to rounding.)

	Thirteen weeks ended (1)			Twenty-six weeks ended (1)
	August 2, 2026	August 3, 2025	% Inc (Dec)	August 2, 2026	August 3, 2025	% Inc (Dec)
Net sales
Showrooms	$114.1	$109.1	4.6%	$211.2	$205.5	2.7%
Internet	$40.2	$42.5	(5.3%)	$75.9	$75.8	0.1%
Other	$6.9	$9.0	(23.2%)	$12.3	$17.5	(29.6%)
Total net sales	$161.2	$160.5	0.4%	$299.4	$298.9	0.2%
Gross profit	$110.3	$90.6	21.7%	$182.2	$165.0	10.5%
Gross margin	68.4%	56.4%	1,200 bps	60.9%	55.2%	570 bps
Total operating expenses	$99.3	$99.4	(0.1%)	$188.7	$188.8	—%
SG&A	$72.3	$72.1	0.3%	$140.9	$139.2	1.2%
SG&A as a % of Net Sales	44.8%	44.9%	(10) bps	47.0%	46.6%	40 bps
Advertising and marketing	$22.8	$23.5	(2.9%)	$39.4	$42.1	(6.4%)
Advertising & marketing as a % of Net Sales	14.1%	14.6%	(50) bps	13.2%	14.1%	(90) bps
Net income (loss)	$7.4	$(6.7)	211.7%	$(3.7)	$(17.5)	79.1%
Basic net income (loss) per common share	$0.51	$(0.45)	213.3%	$(0.25)	$(1.19)	79.0%
Diluted net income (loss) per common share	$0.51	$(0.45)	213.3%	$(0.25)	$(1.19)	79.0%
Net cash provided by (used in) operating activities	$23.9	$12.2	96.7%	$(11.4)	$(29.2)	60.9%
Adjusted EBITDA [2]	$(1.3)	$0.8	(249.6%)	$(11.8)	$(7.6)	(55.0%)
1 All metrics with the exception of Adjusted EBITDA include the benefit of International Emergency Economic Powers Act (“IEEPA”) tariff recoveries. In the second quarter of fiscal 2027, the Company received $21.0 million of IEEPA tariff refunds and related interest. Of this amount, $20.0 million was recognized through cost of merchandise sold, $0.3 million reduced inventory, and $0.7 million was recognized as interest income within interest and other income, net.

Exhibit 99.1
2 Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Information” and “Reconciliation of Non-GAAP Financial Measures” included in this press release.

Percent increase (decrease) except showroom count
	Thirteen weeks ended		Twenty-six weeks ended
	August 2, 2026	August 3, 2025	August 2, 2026	August 3, 2025
Omni-channel Comparable Net Sales(1)	(1.9)%	0.9%	(1.3)%	1.4%
Internet Sales	(5.3)%	(4.1)%	0.1%	(6.3)%
Ending Showroom Count	284	270	284	270

1 Omni-channel Comparable Net Sales includes sales at all retail locations and online, open greater than 12 months (including remodels and relocations) and excludes closed showrooms.

Highlights for the Quarter Ended August 2, 2026:

•Net sales increased $0.7 million, or 0.4%, in the second quarter of fiscal 2027 compared to the prior year period primarily driven by 14 net new showrooms, partially offset by a 1.9% decrease in omni-channel comparable net sales and the closure of the Company's Best Buy shop-in-shop locations. During the second quarter of fiscal 2027, we opened 5 additional showrooms and closed 2 showrooms.

•Gross profit increased $19.7 million, or 21.7% in the second quarter of fiscal 2027 compared to the prior year period. Gross margin increased 1,200 basis points to 68.4% of net sales in the thirteen weeks ended August 2, 2026 from 56.4% of net sales in the prior year period. Gross margin increased primarily due to recoveries of IEEPA tariffs, which contributed 1,240 basis points, and a 250 basis point improvement in product margin driven primarily by price increases, partially offset by higher promotional discounting. These favorable impacts were partially offset by increases of 160 basis points in inbound transportation and tariff costs and 130 basis points in outbound transportation and warehousing costs. Excluding IEEPA tariff recoveries, gross margin in the second quarter of fiscal 2027 was 56.0%, representing a 40 basis point reduction in gross margin compare to the prior year period.

•SG&A expense increased $0.2 million, or 0.3%, in the second quarter of fiscal 2027 compared to the prior year period primarily due to increases in payroll associated with severance and higher incentive compensation and other overhead costs, partially offset by impairment charges related to the Best Buy partnership termination that were recognized in the prior year period and a decrease in equity-based compensation.
•Advertising and marketing expense decreased $0.7 million, or 2.9% in the second quarter of fiscal 2027 compared to the prior year period, primarily due to the strategic timing of marketing investments and continued emphasis on efficiency.
•Operating income was $10.9 million in the second quarter of fiscal 2027 compared to operating loss of $8.8 million in the prior year period. Operating margin was 6.9% of net sales in the second quarter of fiscal 2027 compared to (5.5)% of net sales in the prior year period.

Exhibit 99.1
•Net income was $7.4 million in the second quarter of fiscal 2027 or $0.51 net income per diluted share compared to net loss of $6.7 million or $(0.45) net loss per diluted share in the prior year period. Net income per diluted share in the second quarter of fiscal 2027 includes $0.86 of net benefit from tariff refunds. During the second quarter of fiscal 2027, the Company recorded an income tax expense of $4.7 million, compared to an income tax benefit of $2.1 million in the prior year period. The change in the tax provision was primarily attributable to the Company's generation of pre-tax income in the current quarter compared to a pre-tax loss in the prior-year period, and an increase in the effective tax rate.

Highlights for the Year-to-date Period Ended August 2, 2026:

•Net sales increased $0.5 million, or 0.2%, in the year-to-date period ended August 2, 2026 compared to the prior year period primarily driven by the net addition of 14 new showrooms, partially offset by the closure of the Company's Best Buy shop-in-shop locations and a 1.3% decrease in omni-channel comparable net sales.

•Gross profit increased $17.3 million, or 10.5%, in the year-to-date period ended August 2, 2026 compared to the prior year period. Gross margin increased 570 basis points to 60.9% of net sales in the twenty-six weeks ended August 2, 2026 from 55.2% of net sales in the prior year period. Gross margin increased primarily due to recoveries of IEEPA tariffs, which contributed 670 basis points, and a 280 basis point improvement in product margin driven primarily by price increases, partially offset by higher promotional discounting. These favorable impacts were partially offset by increases of 260 basis points in inbound transportation and tariff costs and 120 basis points in outbound transportation and warehousing costs. Excluding IEEPA tariff recoveries, gross margin in the twenty-six weeks ended August 2, 2026 was 54.2%, representing a 100 basis point reduction in gross margin compared to the prior year period.

•SG&A expense increased $1.7 million, or 1.2%, in the year-to-date period ended August 2, 2026 compared to the prior year period primarily due to increases in payroll associated with severance and higher incentive compensation, new product innovation costs, and other overhead expenses, partially offset by impairment charges related to the Best Buy partnership termination that were recognized in the prior year period, and a decrease in equity-based compensation.

•Advertising and marketing expense decreased $2.7 million, or 6.4% in the year-to-date period ended August 2, 2026 compared to the prior year period primarily due to the strategic timing of marketing investments and continued emphasis on efficiency.

•Operating loss was $6.4 million in the year-to-date period ended August 2, 2026 compared to $23.8 million in the prior year period. Operating margin was (2.1)% of net sales in the year-to-date period ended August 2, 2026 compared to (8.0)% of net sales in the prior year period.

•Net loss was $3.7 million in the year-to-date period ended August 2, 2026 or $(0.25) net loss per diluted share compared to $17.5 million or $(1.19) net loss per diluted share in the prior year period. Net loss per diluted share in the year-to-date period ended August 2, 2026 includes $0.86 of net benefit from tariff refunds. During the year-to-date period ended August 2, 2026, the Company recorded an income tax benefit of $0.9 million, compared to $5.9 million for the prior year period. The change in benefit was primarily driven by lower pre-tax loss and a decrease in the effective tax rate.

Exhibit 99.1
Other Financial Highlights as of August 2, 2026:

•The cash and cash equivalents balance as of August 2, 2026 was $68.8 million as compared to $34.2 million as of August 3, 2025. There was no balance on the Company’s line of credit as of August 2, 2026 and August 3, 2025. The Company’s availability under the line of credit was $34.0 million and $36.0 million as of August 2, 2026 and August 3, 2025, respectively.

•Total merchandise inventory was $130.2 million as of August 2, 2026 as compared to $124.0 million as of August 3, 2025 primarily related to a planned stock inventory increase of $7.2 million, partially offset by a decrease in freight capitalization of $0.5 million.

Outlook:

The Company provides guidance of select information related to the Company’s financial and operating performance, and such measures may differ from year to year. The projections are as of this date and the Company assumes no obligation to update or supplement this information.

The Company’s outlook continues to reflect the latest backdrop for tariffs for the remainder of the year, without speculating as to incremental changes that might arise. The Company’s outlook for Net Income and Earnings per Share has been updated to reflect approximately $21.0 million of refunds collected related to IEEPA tariffs, including interest.

The Company currently expects the following for the full year of fiscal 2027:
•Net sales in the range of $690 million to $710 million.
•Net income in the range of $14.5 million to $18.5 million.
•Adjusted EBITDA1 in the range of $31.5 million to $35.5 million.
•Diluted income per common share in the range of $0.98 to $1.26 on approximately 14.6 million estimated diluted weighted average shares outstanding.

The Company currently expects the following for the third quarter of fiscal 2027:
•Net sales in the range of $140 million to $150 million.
•Net loss in the range of $9 million to $12 million.
•Adjusted EBITDA1 loss in the range of $7 million to $10 million.
•Basic loss per common share in the range of $0.62 to $0.83 on approximately 14.5 million estimated basic weighted average shares outstanding.

1 Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Information” included in this press release.

Conference Call Information:

A conference call to discuss the financial results for the second quarter ended August 2, 2026 is scheduled for today, September 10, 2026, at 8:30 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 (international callers please dial (201) 493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.lovesac.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed online at investor.lovesac.com for 90 days.

Exhibit 99.1
About The Lovesac Company:

Based in Stamford, Connecticut, The Lovesac Company (NASDAQ: LOVE) is a technology driven company that designs, manufactures and sells unique, high quality furniture derived through its proprietary Designed for Life approach which results in products that are built to last a lifetime and designed to evolve as customers’ lives do. The current product offering is comprised of modular couches called Sactionals, the Sactionals Reclining seat, premium foam beanbag chairs called Sacs, the PillowSac Chair, an immersive surround sound home theater system called StealthTech, and an innovative sofa seating solution called SnuggTM. As a recipient of Repreve’s 9th Annual Champions of Sustainability Award and Edison Awards' 38th Annual Best New Product Awards for Sustainable Consumer Products and 39th Annual Bronze Award for Human-Centric Domestic Solutions, responsible production and innovation are at the center of the brand’s design philosophy with products protected by a robust portfolio of utility and design patents. Products are marketed and sold primarily online directly at www.lovesac.com, supported by a physical retail presence in the form of Lovesac branded showrooms, as well as through shop-in-shops and pop-up-shops with third party retailers. LOVESAC, DESIGNED FOR LIFE, PILLOWSAC, SACTIONALS, SAC, STEALTHTECH, LOVESOFT, and THE WORLD'S MOST ADAPTABLE COUCH are trademarks of The Lovesac Company and are registered in the U.S. Patent and Trademark Office.

Non-GAAP Information:

Adjusted EBITDA is defined as a non-GAAP financial measure by the Securities and Exchange Commission (the “SEC”) that is a supplemental measure of financial performance not required by, or presented in accordance with, GAAP. We define “Adjusted EBITDA” as earnings before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include management fees, equity-based compensation expense, write-offs of property and equipment, deferred rent, financing expenses and certain other charges and gains that we do not believe reflect our underlying business performance, such as refunds collected related to IEEPA tariffs. We have reconciled this non-GAAP financial measure with the most directly comparable GAAP financial measure within the schedules attached hereto. Statements regarding our expectations as to fiscal 2027 Adjusted EBITDA do not include certain charges and costs. These items include equity-based compensation expense and certain other charges and gains that we do not believe reflect our underlying business performance. We are not able to provide a reconciliation of our non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs. This is due to the inherent difficulty of forecasting the timing of certain events that have not yet occurred and are out of the Company’s control.

We believe that these non-GAAP financial measures not only provide management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of our business, facilitate a more meaningful comparison of our actual results on a period-over-period basis and provide for a more complete understanding of factors and trends affecting our business. We have provided this information as a means to evaluate the results of our ongoing operations alongside GAAP measures such as gross profit, operating income (loss) and net income (loss). Other companies in our industry may calculate these items differently than we do. These non-GAAP measures should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP, such as net income (loss) or net income (loss) per share as a measure of financial performance, cash flows from operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Exhibit 99.1
Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as “may,” “continue(s),” “believe,” “anticipate,” “on track,” “could,” “should,” “intend,” “plan,” “will,” “aim(s),” “can,” “would,” “expect(s),” “expectation(s),” “estimate(s),” “project(s),” “projections,” “forecast(s)”, “positioned,” “approximately,” “potential,” “goal,” “pro forma,” “strategy,” “outlook” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. All statements, other than statements of historical facts, included in this press release under the heading “Outlook” and all statements regarding strategy, future operations and launch of new products, the pace and success of new products, future financial position or projections, future revenue, projected expenses, sustainability goals, prospects, plans and objectives of management are forward-looking statements. These statements are based on management’s current expectations, beliefs and assumptions concerning the future of our business, anticipated events and trends, the economy and other future conditions. We may not actually achieve the plans, carry out the intentions or meet the expectations disclosed in the forward-looking statements and you should not rely on these forward-looking statements. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors. Among the key factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: business disruptions or other consequences of economic instability, recession, political instability, civil unrest, armed hostilities and global conflict, natural and man-made disasters, pandemics or other public health crises, or other catastrophic events; the impact of changes or declines in consumer spending and increases in interest rates and inflation on our business, sales, results of operations and financial condition; the costs of defending against class-action, derivative and other litigation or other legal or governmental proceedings, and any resulting liability that might arise from it; our ability to manage and sustain our growth and profitability effectively, including in our ecommerce business, forecast our operating results, and manage inventory levels; our cash flows, changes in the market price of our common stock, global economic and market conditions and other considerations that could impact the specific timing, price and size of repurchases under our stock repurchase program or our ability to fund any stock repurchases or realize its expected benefits for enhancing long-term shareholder value; our ability to improve our products and develop and launch new products; our ability to successfully open and operate new showrooms; our ability to advance, implement or achieve our environmental, social and governance goals; our ability to realize the expected benefits of investments in our supply chain and infrastructure, as well as our efforts to onshore manufacturing for a portion of our Sactionals production or other products; disruption in our supply chain and dependence on foreign manufacturing and imports for our products; our ability to acquire new customers and engage existing customers; reputational risk associated with increased use of social media; our ability to attract, develop and retain highly skilled associates and employees; cybersecurity and vulnerability to electronic break-ins and other similar disruptions or other system interruptions or failures in our technology infrastructure needed to service our customers, process transactions and fulfill orders; unauthorized disclosure of sensitive or confidential information through breach of our computer system; the ability of third-party providers to continue uninterrupted service; the impact of changes in diplomatic and trade relations, as well as tariffs and the countermeasures and tariff mitigation initiatives, as well as our ability to collect on our claims for refunds of tariffs previously paid and any other costs or liabilities we might incur as a result of those efforts; the regulatory environment in which we operate; our ability to maintain, grow and enforce our brand and intellectual property rights and avoid infringement or violation of the intellectual property rights of others; any inability to implement and maintain effective internal control over financial reporting; and our ability to compete and succeed in a highly competitive and evolving industry, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Form 10-K and in our Form 10-Qs filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at investor.lovesac.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made.

Exhibit 99.1

Investor Relations Contact:
Caitlin Churchill, ICR
(203) 682-8200
InvestorRelations@lovesac.com

Exhibit 99.1
THE LOVESAC COMPANY
CONDENSED BALANCE SHEETS
(unaudited)

(amounts in thousands, except share and per share amounts)	August 2, 2026	February 1, 2026
Assets
Current Assets
Cash and cash equivalents	$68,804	$101,853
Trade accounts receivable, net	16,681	11,733
Merchandise inventories, net	130,165	106,317
Prepaid expenses	15,657	10,473
Other current assets	7,507	6,260
Total Current Assets	238,814	236,636
Property and equipment, net	88,759	86,400
Operating lease right-of-use assets	161,166	163,322
Goodwill	144	144
Intangible assets, net	2,748	2,373
Deferred tax asset	14,706	13,387
Other assets	32,624	32,420
Total Assets	$538,961	$534,682
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$60,214	$43,736
Accrued expenses	44,178	38,788
Payroll payable	15,009	21,936
Customer deposits	12,532	11,544
Current operating lease liabilities	24,648	24,111
Sales taxes payable	5,586	6,996
Total Current Liabilities	162,167	147,111
Operating lease liabilities, long-term	166,376	168,400
Income tax payable, long-term	464	464
Line of credit	—	—
Total Liabilities	329,007	315,975
Commitments and Contingencies
Stockholders’ Equity
Preferred Stock $0.00001 par value, 10,000,000 shares authorized, no shares issued or outstanding as of August 2, 2026 and February 1, 2026.	—	—
Common Stock $0.00001 par value, 40,000,000 shares authorized, 14,422,288 shares issued and outstanding as of August 2, 2026 and 14,617,238 shares issued and outstanding as of February 1, 2026.	—	—
Additional paid-in capital	197,028	194,843
Accumulated earnings	12,926	23,864
Stockholders' Equity	209,954	218,707
Total Liabilities and Stockholders' Equity	$538,961	$534,682

Exhibit 99.1
THE LOVESAC COMPANY
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)

	Thirteen weeks ended		Twenty-six weeks ended
(amounts in thousands, except per share data and share amounts)	August 2, 2026	August 3, 2025	August 2, 2026	August 3, 2025
Net sales	$161,245	$160,530	$299,441	$298,903
Cost of merchandise sold	50,975	69,922	117,197	133,925
Gross profit	110,270	90,608	182,244	164,978
Operating expenses:
Selling, general and administrative expenses	72,316	72,114	140,884	139,231
Advertising and marketing	22,803	23,481	39,402	42,075
Depreciation and amortization	4,209	3,836	8,390	7,449
Total operating expenses	99,328	99,431	188,676	188,755
Operating income (loss)	10,942	(8,823)	(6,432)	(23,777)
Interest and other income, net	1,212	100	1,878	425
Net income (loss) before taxes	12,154	(8,723)	(4,554)	(23,352)
Income tax (expense) benefit	(4,725)	2,073	890	5,862
Net income (loss)	$7,429	$(6,650)	$(3,664)	$(17,490)

Net income (loss) per common share:
Basic	$0.51	$(0.45)	$(0.25)	$(1.19)
Diluted	$0.51	$(0.45)	$(0.25)	$(1.19)

Weighted average shares outstanding:
Basic	14,652,167	14,623,823	14,660,096	14,707,952
Diluted	14,652,167	14,623,823	14,660,096	14,707,952

Exhibit 99.1
THE LOVESAC COMPANY
CONDENSED STATEMENT OF CASH FLOWS
(unaudited)

	Twenty-six weeks ended
(amounts in thousands)	August 2, 2026	August 3, 2025
Cash Flows from Operating Activities
Net loss	$(3,664)	$(17,490)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization of property and equipment	8,180	7,306
Amortization of other intangible assets	210	143
Amortization of deferred financing fees	30	37
Net loss on disposal of property and equipment	56	34
Equity based compensation	4,362	5,767
Non-cash lease expense	14,083	13,374
Deferred income taxes	(1,319)	(5,979)
Change in operating assets and liabilities:
Trade accounts receivable	(4,948)	2,709
Merchandise inventories	(23,848)	350
Prepaid expenses and other current assets	(6,461)	4,133
Other assets	(204)	2,170
Accounts payable	17,590	(16,742)
Accrued expenses and other payables	(3,070)	(16,430)
Operating lease liabilities	(13,414)	(12,438)
Customer deposits	988	2,303
Net cash used in operating activities	(11,429)	(29,212)
Cash Flows from Investing Activities
Purchase of property and equipment	(11,592)	(12,910)
Payments for patents and trademarks	(612)	(286)
Net cash used in investing activities	(12,204)	(13,196)
Cash Flows from Financing Activities
Taxes paid for net share settlement of equity awards	(2,177)	(1,123)
Repurchases of common stock	(7,239)	(6,000)
Payment of deferred financing costs	—	(12)
Net cash used in financing activities	(9,416)	(7,135)
Net change in cash and cash equivalents	(33,049)	(49,543)
Cash and cash equivalents - Beginning	101,853	83,734
Cash and cash equivalents - Ending	$68,804	$34,191
Supplemental Cash Flow Data:
Cash paid for taxes	$879	$9,077
Cash paid for interest	$38	$71
Non-cash investing and financing activities:
Asset acquisitions not yet paid for at period end	$726	$731
Leasehold improvements acquired through lease incentive	$—	$1,824
Excise tax on share repurchases, accrued but not paid	$35	$48

Exhibit 99.1
THE LOVESAC COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited)

	Thirteen weeks ended		Twenty-six weeks ended
(amounts in thousands)	August 2, 2026	August 3, 2025	August 2, 2026	August 3, 2025
Net income (loss)	$7,429	$(6,650)	$(3,664)	$(17,490)
Interest income, net	(1,212)	(100)	(1,878)	(427)
Income tax expense (benefit)	4,725	(2,073)	(890)	(5,862)
Depreciation and amortization	4,209	3,836	8,390	7,449
EBITDA	15,151	(4,987)	1,958	(16,330)
Equity-based compensation (a)	2,273	3,279	4,540	5,901
Loss on disposal of assets (b)	18	13	56	34
IEEPA tariff refund (c)	(20,024)	—	(20,024)	—
Other non-recurring expenses (d)	1,330	2,532	1,672	2,785
Adjusted EBITDA	$(1,252)	$837	$(11,798)	$(7,610)
(a)Represents expenses, such as compensation expense and employer taxes related to RSU equity vesting and exercises associated with stock options and restricted stock units granted to our associates and board of directors. Employer taxes are included as part of selling, general and administrative expenses on the Statements of Operations.
(b)Represents loss on disposal of property and equipment.
(c)During the thirteen weeks ended August 2, 2026, the Company received $21.0 million of refunds and related interest associated with previously paid IEEPA tariffs. The Adjusted EBITDA adjustment reflects the exclusion of $20.0 million recognized as a reduction of cost of merchandise sold and $0.7 million recognized as interest income within interest income and other income, net.
(d)Other non-recurring expenses in each of the thirteen and twenty-six weeks ended August 2, 2026 and August 3, 2025 represents professional fees related to the restatement of previously issued financial statements, severance, and expenses associated with other legal matters, partially offset by benefits related to insurance proceeds. Other non-recurring expenses in the thirteen and twenty-six weeks ended August 3, 2025 represents impairment charges and other costs related to the Best Buy partnership termination, professional fees related to the restatement of previously issued financial statements, severance, and expenses associated with other legal matters, partially offset by benefits related to insurance proceeds.